UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2009

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

On September 1, 2009, Sunrise Connecticut Avenue Assisted Living L.L.C. (“SCA”), a subsidiary of Sunrise Senior Living, Inc. (“Sunrise”) which owns and operates Sunrise’s Connecticut Avenue property, entered into amendments (the “Amendments”) to (i) two Loan Agreements, dated as of August 28, 2007 (the “Loan Agreements”), by and among SCA and Chevy Chase Bank, a division of Capital One, N.A., as agent for the lenders party thereto (“Chevy Chase”) and (ii) certain notes executed in connection with the entry into the Loan Agreements (together with the Loan Agreements, the “Loan Documents”).

The Amendments, among other matters, (i) extended the maturity date of the Loan Documents from August 28, 2009 to December 2, 2009 (the “Extended Maturity Date”), (ii) suspended the measurement of certain financial and operating covenants through the Extended Maturity Date, (iii) included waivers with respect to certain defaults under certain operating covenants, and (iv) provided for certain additional financial reporting requirements. Additionally, the Amendments increased the interest rates applicable to: (i) $29.6 million of outstanding borrowings under one of the Loan Agreements to one-month LIBOR plus 5.00% per annum and (ii) $10.0 million of outstanding borrowings under the second of the Loan Agreements to one-month LIBOR plus 5.50% per annum. Pursuant to the Amendments, SCA shall pay Chevy Chase, for the benefit of the lenders, a $50,000 one-time amendment fee. SCA’s projections indicate that SCA will generate sufficient internal funds from the operation of the Connecticut Avenue property to pay all interest and fees through the Extended Maturity Date.

SCA’s obligations under the Loan Documents are secured by a mortgage on the real property owned by SCA and located in Washington, DC and are guaranteed by Sunrise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 8, 2009

Sunrise Senior Living, Inc. By: /s/ Julie A. Pangelinan Name: Julie A. Pangelinan Title: Chief Financial Officer